Exhibit 99.1

VeriSign Announces $800 Million Share Buyback

MOUNTAIN VIEW, CA – February 8, 2008 – VeriSign, Inc. (Nasdaq: VRSN) today announced it has entered into an accelerated share repurchase agreement to repurchase $600 million of its common shares and announced an intent to repurchase up to an additional $200 million in open market transactions. Under the agreement, VeriSign will pay $600 million to a financial institution in exchange for a number of shares, which will be determined, subject to a cap, based on market prices during the term of the accelerated share repurchase agreement. The company expects to complete the repurchases in the third quarter of 2008, although in certain circumstances the completion date may be shortened or extended.

About VeriSign

VeriSign, Inc. (NASDAQ: VRSN), operates internet infrastructure services that enable and protect billions of interactions every day across the world’s voice, video and data networks. Additional news and information about the company is available at www.verisign.com.

Trademarks

VeriSign and other trademarks, service marks, and logos are registered or unregistered marks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. Copyright © 2008 VeriSign, Inc. All rights reserved.

VRSNF

Contacts

VeriSign Investor Relations: Ken Bond, kbond@verisign.com, 650-426-3744

VeriSign Media Relations: Lisa Malloy, emalloy@verisign.com, 202-270-7600

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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as increasing competition and pricing pressure from competing services offered at prices below our prices and market acceptance of our existing services; the inability of VeriSign to successfully develop and market new services; the uncertainty of whether new services as provided by VeriSign will achieve market acceptance or result in any revenues; the uncertainty regarding VeriSign’s ability to complete the share repurchases; and the uncertainty regarding the amount and timing of future share repurchases by the Company. More information about potential factors that could affect the Company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this press release.